Exhibit 3

          THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE. THIS NOTE AND SUCH SHARES MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT OF 1933 OR IF AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

                         GILAT COMMUNICATIONS LTD.

$__________                                                      No. ___

                            7% CONVERTIBLE NOTE
                            Dated: June 30, 2000

          FOR VALUE RECEIVED, Gilat Communications Ltd., an Israeli company (the "Company"), hereby promises to pay to Shamrock Holdings of California, Inc. a California corporation ("Payee"), or the Holder hereof, in the manner and at the place hereinafter provided, the principal Face Amount of ____________ ($_________), on June 30, 2004 (the "Stated Maturity Date").
The Company also promises to pay interest on the unpaid amount hereof at the rate and in the manner hereinafter provided and to make the mandatory redemption payments hereinafter provided. This Note (a "Note") is one of a duly authorized series of securities of the Company designated as its Convertible Notes Due 2004 (the "Notes") in aggregate principal Face Amount of $25 million, issued as of June 30, 2000 (the "Original Issue Date") pursuant to a Convertible Note Purchase Agreement, dated June 30, 2000, between the Company and Payee (Payee, together with its Permitted Transferees, the "Purchasers") (as amended, modified or otherwise supplemented from time to time, the "Note Purchase Agreement"). The Holder of this Note shall be entitled to certain rights and privileges set forth in the Note Purchase Agreement. The Company may not prepay any portion of the principal and interest due under this Note except with the express written consent of the Payee or pursuant to the redemption provisions in
Section 2 hereof or the acceleration provision in Section 6 hereof. The Notes are subject to the subordination provisions set forth in Section 4 hereof. See Section 7 for definitions.

Section 1.   Interest.
             --------

     (a) Payment. The Company shall pay interest on the unpaid principal amount of this Note from the Original Issue Date or from the most recent date at which interest has been paid, as the case may be, at the rate (the "Interest Rate") equal (subject to adjustment as described in paragraph (c) below) to 7% per annum, payable either in cash, or subject to paragraph (b) below, at the Company's option, in Additional Notes, until the entire principal hereof is paid. Interest on this Note shall accrue and be payable quarterly, in arrears, on (i) the last Business Day of March, June, September and December (each such date being referred to as an "Interest Payment Date"), commencing on the first Interest Payment Date after the Original Issue Date until (ii) the date at which the principal of this Note becomes due and payable, whether at the Stated Maturity Date or by declaration of acceleration, call for redemption or otherwise (collectively, "Maturity"). Interest shall be computed on the basis of a 360-day year of twelve 30-day months. Interest payable on any Interest Payment Date shall be paid to the record Holder of this Note, as it appears on the Company's Note Register, at the close of business on the third day preceding such Interest Payment Date. All payments hereunder shall be paid by wire transfer of immediately available funds to the account designated by the Holder at least two Business Days prior to the Interest Payment Date or, if the Holder fails to so designate a bank account, by check by first class air mail, postage prepaid, sent to the office of the Holder at the address appearing on the Company's Note Register or to such other place as shall be designated in a written notice delivered by the Holder to the Company at least two Business Days in advance of the Interest Payment Date. All payments hereunder shall be credited first to interest with respect to the earliest periods for which interest has not been paid and then to principal.

     (b) Additional Notes. Any interest on this Note accrued and payable on any Interest Payment Date shall be paid either, as so elected by the Board of Directors of the Company (the "Board of Directors"), (i) in cash or (ii) on or prior to the second anniversary of the Original Issue Date (the "Cash Payment Date"), by issuing additional notes in the form attached hereto as Exhibit A (the "Additional Notes") with an aggregate principal Face Amount equal to the amount of interest then payable thereon for the interest period then ended. After the Cash Payment Date, all interest shall be paid in cash. Additional Notes issued in respect of Additional Notes shall also be "Additional Notes" for all purposes of this Note and all Additional Notes shall be considered part of the "Notes" for all purposes of this Note. Notwithstanding anything herein to the contrary, without the Holder's prior written consent, to the extent that payment of interest in Additional Notes would (i) result in the Holders and their Affiliates and Permitted Transferees owning (or having the right to convert Notes to Ordinary Shares in an amount equaling) 10% or more of the outstanding Ordinary Shares or
(ii) exceed the aggregate amount authorized by the Israeli Investment Committee to be issued to the Holders and their Affiliates and Permitted Transferees, interest shall not be paid in Additional Notes but shall accrue ("Accrued Interest") and earn interest at 7% per annum until paid.

     (c) Adjustments. In addition to any other remedies it may have, in the event that the Company shall (i) fail to redeem any Notes required to be redeemed pursuant to Section 2(b) hereof or (ii) at any time have defaulted in any of its other obligations (x) under the Notes, which default shall constitute an Event of Default under Section 6 hereof, (y) under any of its covenants and obligations contained in the Note Purchase Agreement, or (z) under any of its covenants and obligations under the Registration Rights Agreement, then the Interest Rate of all outstanding Notes (and the interest rate on the Accrued Interest) shall be increased by an additional 3% ("Additional Interest"), from the date such default occurred until the date such default has been cured. In no event shall the interest payable on this Note or on the Accrued Interest exceed the maximum rate of interest permitted under applicable law. An increase in the Interest Rate or the interest rate on the Accrued Interest pursuant to this paragraph shall not be in lieu of any right or remedy of the Holder regarding, or constitute a waiver of, any occurrence described in the first sentence hereof.

Section 2.   Redemption.
             ----------

     (a) Optional Redemption. The Company shall not have any right to redeem any Notes prior to the six month anniversary of the Original Issue Date. On and after such date, the Company shall have the right, at its option in accordance with paragraphs (c) and (d) of this Section 2, to redeem all, but not less than all, of the Notes, at any time and from time to time, at a redemption price in cash equal to 100% of the principal Face Amount thereof plus all accrued and unpaid interest thereon to the date of redemption (the "Optional Redemption Price"); provided, however, that the Company shall not have any such right unless (A) no Event of Default or Default shall have occurred and be continuing and (B) the Current Market Price is equal to at least 175% of the Conversion Price for the thirty consecutive Trading Day period ending on the Trading Day immediately prior to the date the notice of redemption is sent to the Holders.

     (b) Mandatory Redemption. Each Holder of a Note shall be entitled, at its option, to require (a "Change in Control Put") the Company to redeem such Holder's outstanding Notes at 105% of their principal Face Amount plus all accrued but unpaid interest (the "Change in Control Redemption Price") if any Person or group (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) acquires beneficial ownership (as determined pursuant to Rule 13d-3 of the Exchange Act) of more than 35% of the outstanding Ordinary Shares of the Company, whether through new issuances, open market purchases, tender offer or otherwise.

     As long as 35% or more in aggregate principal Face Amount of the Notes (excluding the Additional Notes) remain outstanding and the Purchasers or their Permitted Transferees own at least a majority in aggregate principal Face Amount of the then outstanding Notes (excluding the Additional Notes), the Company must give the Purchasers notice of its intention to engage in an Extraordinary Transaction. An "Extraordinary Transaction" shall mean a merger, consolidation or a sale of assets representing 35% or more of the Company's assets ("Asset Sale"). Such notice shall be accompanied by the most recent draft of all agreements or other documents relating to such Extraordinary Transaction and all related materials provided to the Company's Board of Directors or any committee thereof. Within five Business Days following receipt of such notice (or, if later, the fifth Business Day following delivery to the Purchasers of any revised draft agreement reflecting a material modification to the terms of such Extraordinary Transaction), each Purchaser may elect to require the Company (or the surviving or resulting Person) upon completion of the Extraordinary
Transaction: (i) in the case of a merger or consolidation to which the Change in Control Put is not applicable and as to which the per share consideration to be received by holders of Ordinary Shares does not equal or exceed the Conversion Price, to purchase all of the Notes at the principal Face Amount thereof plus all accrued but unpaid interest (the "Merger Redemption Price"); and (ii) in the case of an Asset Sale, to purchase that portion of the principal Face Amount of the Notes, plus all accrued but unpaid interest, in an amount not to exceed 50% of the proceeds (net of related out-of-pocket transaction expenses) received by or on behalf of the Company from such Asset Sale (the "Asset Sale Redemption Price").

     (c) Notice. Notice of any redemption of Notes pursuant to paragraph
(a) or (b) of this Section 2 shall be mailed at least twenty, but not more than seventy-five, days prior to the date fixed for redemption to each Holder of Notes, at such Holder's address as it appears on the Note Register.

     (d) Deposit of Funds. On the date of any redemption being made pursuant to paragraph (a) or (b) of this Section 2 which is specified in a notice given pursuant to paragraph (c) of this Section 2, the Company shall deposit for the benefit of the Holders of the Notes the funds necessary for such redemption, including the amount necessary to pay all accrued and unpaid interest to the date of redemption, with a bank or trust company in the City of Los Angeles, California or the City of New York, New York having a capital and surplus of at least $1,000,000,000. Any monies so deposited by the Company and unclaimed at the end of one year from the date designated for such redemption shall revert to the general funds of the Company. After such reversion, any such bank or trust company shall, upon demand, pay over to the Company such unclaimed amounts and thereupon such bank or trust company shall be relieved of all responsibility in respect thereof and any Holder of Notes to be redeemed shall look only to the Company for the payment of the Mandatory Redemption Price, Change in Control Redemption Price, Merger Redemption Price or Asset Sale Redemption Price, as the case may be (the "Redemption Price"). In the event that monies are deposited pursuant to this paragraph (d) in respect of Notes that are converted in accordance with the provisions of Section 3, such monies shall, upon such conversion, revert to the general funds of the Company and, upon demand, such bank or trust company shall pay over to the Company such monies and shall be relieved of all responsibility to the Holders of such converted Notes in respect thereof. Any interest accrued on funds deposited pursuant to this paragraph (d) shall be paid from time to time to the Company for its own account.

     (e) Effect of Redemption. Notice of redemption having been given as aforesaid, upon the deposit of funds pursuant to paragraph (d) in respect of Notes to be redeemed pursuant to paragraph (a) or (b) of this Section 2, notwithstanding that any Notes to be redeemed shall not have been surrendered for cancellation, from and after the date of redemption designated in the notice of redemption (i) the principal Face Amount of the Notes called for redemption shall no longer be deemed outstanding, (ii) interest thereon shall cease to accrue, and (iii) all rights of the Holders with respect to the portion of the Notes to be redeemed shall cease and terminate, excepting only the right to receive the Redemption Price therefor with respect to such principal Face Amount, and the right to convert such Notes into Ordinary Shares until the close of business on the Business Day prior to the date of redemption, in accordance with Section 3 hereof. Nothing contained in this Section 2 shall be deemed to prohibit or in any way restrict the Company from purchasing or otherwise acquiring any Note or interest therein at any price, whether higher or lower than the Redemption Price, in a transaction not effected pursuant to Section 2 hereof.

     (f) Limitations on Redemption Rights. Notwithstanding any other provisions contained in this Section 2, the Company shall not be permitted to redeem any Notes pursuant to paragraph (a) or (b) of this Section 2, and no date fixed for redemption shall occur or be deemed to have occurred: (i) at any time the Company is in breach of any obligation or covenant in the Registration Rights Agreement, or (ii) if either (A) the Holders of the Notes shall have submitted in good faith a demand for registration of the Ordinary Shares issuable upon conversion of the Notes pursuant to the Registration Rights Agreement on or prior to the 10th Business Day following the notice of redemption and until the registration statement covering such shares is declared effective and has been effective for 10 Business Days, or (B) if any Holder or Holders of Notes shall have submitted such a demand pursuant to the Registration Rights Agreement unless a registration statement covering such shares is declared effective by the SEC within 90 days of the date of such registration demand and, at the date proposed to be fixed for redemption, either has been effective for 10 Business Days and continues to be effective or all Notes relating to the Ordinary Shares covered by such registration statement have been converted, or (iii) if either (X) any filings are then required under the HSR Act with respect to the conversion of any of the Notes at that time or (Y) any filing under the HSR Act shall have been made covering the conversion of all of the Notes for which such filings are required on or prior to the 10th Business Day following the notice of redemption, unless (Z) all applicable waiting periods under the HSR Act for such conversion shall have expired or been terminated and 10 Business Days shall have elapsed since such expiration or termination. Except as provided in paragraphs (a) and
(b) of this Section 2, the Company may not redeem any Notes.

Section 3.   Conversion.
             ----------

     (a) Conversion Ratio. Subject to the provisions for adjustment hereinafter set forth, the Notes shall be convertible at the option of the Holder thereof into fully paid and nonassessable Ordinary Shares. The number of Ordinary Shares deliverable upon conversion of $1,000 principal Face Amount of Notes, adjusted as hereinafter provided, is referred to herein as the "Conversion Ratio." The Conversion Ratio shall be equal to 1,000 divided by the Conversion Price. The "Conversion Price" shall initially be $23.00. The Conversion Ratio and the Conversion Price are subject to adjustment from time to time pursuant to paragraph (g) of this
Section 3.

     (b) Procedures. Conversion of the Notes may be effected by any Holder upon the surrender to the Company at the principal office of the Company or at the office of any agent or agents of the Company, as may be designated by the Company, of the Note to be converted accompanied by a written notice stating that such Holder elects to convert all or a specified amount of such Note in accordance with the provisions of this Section 3 and specifying the name or names in which such Holder wishes the certificate or certificates for Ordinary Shares to be issued. In case such notice shall specify a name or names other than that of such Holder, such notice shall be accompanied by payment of all transfer Taxes payable upon the issuance of Ordinary Shares in such name or names. Other than such Taxes for transfers to other Persons, the Company will pay any and all issue and other Taxes (other than Taxes based on income) that may be payable in respect of any issue or delivery of Ordinary Shares on conversion of Notes pursuant hereto. As promptly as practicable, after the surrender of such Note and the receipt of such notice relating thereto and, if applicable, payment of all transfer Taxes for transfers to other Persons (or the demonstration to the satisfaction of the Company that such Taxes have been paid), the Company shall deliver or cause to be delivered (i) certificates representing the number of validly issued, fully paid and nonassessable Ordinary Shares to which the Holder of Notes being converted shall be entitled pursuant to the Conversion Ratio and (ii) if less than the full amount of the Note evidenced by the surrendered Note is being converted, a new Note, of like tenor, in the principal Face Amount of such surrendered Note less the principal amount being converted. Such conversion shall be deemed to have been made at the close of business on the date of giving such notice and of such surrender of the Note to be converted so that the rights of the Holder thereof as to the amount being converted shall cease except for the right to receive Ordinary Shares in accordance herewith, and the Person entitled to receive the Ordinary Shares shall be treated for all purposes as having become the record holder of such Ordinary Shares at such time. The Company shall not be required to convert, and no surrender of Notes shall be effective for that purpose, while the transfer books of the Company for the Ordinary Shares are closed for any purpose (but not for any period in excess of five calendar days); but the surrender of Notes for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Notes were surrendered, and at the Conversion Ratio in effect on the date of such surrender.

     (c) Notes Called for Redemption. In case any Notes are to be redeemed in accordance with and subject to the provisions of Section 2, such right of conversion shall cease and terminate at the close of business on the Business Day prior to the date fixed for redemption unless the Company shall default in the payment of the Redemption Price on the date fixed for redemption.

     (d) Payment of Interest. Upon conversion, the Holder of Notes shall be entitled to receive any accrued and unpaid interest (including any Additional Interest) on the amount of Notes surrendered for conversion to the date of such conversion. Such accrued and unpaid interest shall be payable by the Company in cash.

     (e) Fractional Shares. No fractional shares shall be issued upon any conversion of the Notes. The value of any fractional shares shall be paid in cash.

     (f) Reservation of Ordinary Shares. The Company shall at all times reserve and keep available for issuance upon the conversion of any of the Notes, free from any preemptive rights, such number of its authorized but unissued Ordinary Shares as will from time to time be sufficient to permit the conversion of all outstanding Notes, and shall take all action required to increase the authorized number of Ordinary Shares if necessary to permit the conversion of all outstanding Notes.

     (g) Anti-dilution Adjustments. The Conversion Ratio will be subject to adjustment from time to time as follows:

          (1) In case the Company shall at any time or from time to time after the Original Issue Date (A) pay a dividend, or make a distribution, on the outstanding Ordinary Shares in Ordinary Shares, (B) subdivide the outstanding Ordinary Shares, (C) combine the outstanding Ordinary Shares into a smaller number of shares or (D) issue by reclassification of the Ordinary Shares any shares of Capital Stock of the Company, then, and in each such case, the Conversion Ratio in effect immediately prior to such event or the record date therefor, whichever is earlier, shall be adjusted so that the Holder of any Notes thereafter surrendered for conversion shall be entitled to receive the number of Ordinary Shares or other securities of the Company which such Holder would have owned or have been entitled to receive after the happening of any of the events described above, had such Notes been surrendered for conversion immediately prior to the happening of such event or the record date therefor, whichever is earlier. An adjustment made pursuant to this clause (1) shall become effective (x) in the case of any such dividend or distribution, immediately after the close of business on the record date for the determination of holders of Ordinary Shares entitled to receive such dividend or distribution, or (y) in the case of such subdivision, reclassification or combination, immediately after the close of business on the day upon which such corporate action becomes effective. No adjustment shall be made pursuant to this clause (1) in connection with any transaction to which paragraph (h) applies.

          (2) In case the Company shall issue Ordinary Shares or rights, warrants or other securities convertible into, exercisable or exchangeable for Ordinary Shares ("Convertible Securities") after the Original Issue Date for a consideration per share less than the Current Market Price, as of the date the Company fixes the offering price of such shares or Convertible Securities (the "Determination Date"), then, and in each such case, the Conversion Ratio shall be adjusted so that a Holder of $1,000 principal Face Amount of Notes shall be entitled to receive, upon the conversion thereof, the number of Ordinary Shares determined by multiplying
(A) the applicable Conversion Ratio on the day immediately prior to the date of issuance of such Ordinary Shares or Convertible Securities by (B) a fraction, the numerator of which shall be the sum of (1) the number of Ordinary Shares outstanding on such date and (2) the number of additional Ordinary Shares issued (or the number issuable upon conversion, exercise or exchange of Convertible Securities), and the denominator of which shall be the sum of (x) the number of Ordinary Shares outstanding on such date and
(y) the number of Ordinary Shares which the aggregate consideration receivable by the Company for the total number of Ordinary Shares so issued (or the number issuable upon conversion, exercise or exchange of the Convertible Securities) would purchase at the Current Market Price on the Determination Date. For purposes of this clause (2), the Current Market Price as of the Determination Date shall in all instances be the weighted average of the Current Market Price of the Ordinary Shares for the thirty consecutive Trading Days ending on the Trading Day immediately prior to the Determination Date.

          An adjustment made pursuant to this clause (2) shall be made on the next Business Day following the date on which any such issuance is made and shall be effective retroactively immediately after the close of business on such date. For purposes of this clause (2), (i) the aggregate consideration receivable by the Company in connection with the issuance of Ordinary Shares or Convertible Securities shall be deemed to be equal to the sum of the aggregate offering price (before deduction of underwriting discounts or commissions and expenses payable to third parties) of all such Ordinary Shares and Convertible Securities plus the minimum aggregate amount, if any, payable upon exercise, conversion or exchange of any Convertible Securities into Ordinary Shares, (ii) to the extent that the aggregate consideration receivable consists of services or property other than cash, the value thereof shall be the Fair Market Value thereof and
(iii) from and after the time of the issuance of Convertible Securities, but subject to the penultimate sentence of this paragraph, the Company shall be deemed to have issued at the time of the issuance of such Convertible Securities the maximum number of Ordinary Shares issuable upon exercise, conversion or exchange of such Convertible Securities. This clause (2) does not apply and no adjustment shall be made on account of the issuance of any Ordinary Shares or Convertible Securities by the Company pursuant to (a) a dividend or distribution on, or subdivision, combination or reclassification of, the outstanding Ordinary Shares requiring an adjustment in the Conversion Ratio pursuant to clause (1) or clause (4) of this paragraph (g), (b) any transaction to which paragraph (h) hereof applies, (c) the terms of the Notes, (d) issuance of any Ordinary Shares upon exercise, conversion or exchange of Convertible Securities outstanding as of the Original Issue Date (and disclosed on Schedule 2.3 to the Note Purchase Agreement) in accordance with their terms, (e) the issuance of any Ordinary Shares upon exercise, conversion or exchange of Convertible Securities issued after the Original Issue Date if the exercise price per Ordinary Share of such Convertible Securities is equal to or greater than the Current Market Price per Ordinary Share on the date of issuance of such Convertible Securities or (f) except as provided in clause (4) below, a firm commitment underwritten public offering in the United States. Upon the expiration unexercised of any Convertible Securities for which an adjustment has been made pursuant to this clause (2), the adjustments shall forthwith be reversed to effect such rate of conversion as would have been in effect at the time of such expiration or termination had such Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been issued.

          (3) In case the Company shall at any time or from time to time after the Original Issue Date distribute to all holders of Ordinary Shares,
(A) evidences of indebtedness or assets; (B) any rights or warrants to purchase evidences of indebtedness or assets; or (C) any rights or warrants to purchase evidences of indebtedness at less than the Fair Market Value thereof, other than dividends or distributions of Ordinary Shares or Convertible Securities which are referred to in clause (1) of this paragraph (g) or distributions of Convertible Securities which are referred to in clause (2) or (4) of this paragraph (g), then the Conversion Ratio shall be adjusted so that a Holder of $1,000 principal Face Amount of Notes shall be entitled to receive, upon the conversion thereof, the number of Ordinary Shares determined by multiplying (x) the applicable Conversion Ratio on the day immediately prior to the record date fixed for the determination of shareholders entitled to receive such dividend or distribution by (y) a fraction, the numerator of which shall be the Current Market Price per Ordinary Share for a period of the thirty consecutive Trading Days ending on the Trading Day immediately preceding such record date, and the denominator of which shall be such Current Market Price per Ordinary Share less the Fair Market Value per Ordinary Share of such dividend or distribution. An adjustment made pursuant to this clause (3) shall be made upon the opening of business on the next Business Day following the date on which any such distribution is made and shall be effective retroactively immediately after the close of business on the record date fixed for the determination of shareholders entitled to receive such distribution. No adjustment shall be made pursuant to this clause (3) in connection with any transaction to which paragraph (h) applies.

          (4) Notwithstanding anything herein to the contrary, in case the Company shall issue Ordinary Shares or Convertible Securities (regardless of whether the issuance is pursuant to an underwritten public offering or otherwise) on or before the fifth month anniversary of the Original Issue Date (except for issuances pursuant to options outstanding on the Original Issue Date under the Company employee stock option plans disclosed on
Schedule 2.3 to the Note Purchase Agreement) for a consideration per share which is less than $22 per share, the Conversion Price shall be adjusted to equal the price per share in such issuance, and the Conversion Ratio shall be adjusted to equal 1,000 divided by such reduced Conversion Price, subject to further adjustments as provided herein.

          (5) For purposes of this paragraph (g), the number of shares of Ordinary Shares at any time outstanding shall not include any Ordinary Shares then owned or held by or for the account of the Company or any of its Subsidiaries.

          (6) The term "dividend," as used in this paragraph (g) shall mean a dividend or other distribution upon Ordinary Shares of the Company.

          (7) Anything in this paragraph (g) to the contrary notwithstanding, the Company shall not be required to give effect to any adjustment in the Conversion Ratio unless and until the net effect of one or more adjustments (each of which shall be carried forward), determined as above provided, shall have resulted in a change of the Conversion Ratio by at least one one-hundredth of one Ordinary Share, and when the cumulative net effect of more than one adjustment so determined shall be to change the Conversion Ratio by a least one one-hundredth of one Ordinary Share, such change in Conversion Ratio shall thereupon be given effect.

          (8) The certificate of any firm of independent public accountants of recognized standing selected by the Board of Directors of the Company (which may be the firm of independent public accountants regularly employed by the Company) shall be presumptively correct for any computation made under this paragraph (g).

          (9) If the Company shall take a record of the holders of its Ordinary Shares for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter and before the distribution to stockholders thereof legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the number of Ordinary Shares issuable upon exercise of the right of conversion granted by this paragraph (g) or in the Conversion Ratio then in effect shall be required by reason of the taking of such record.

          (10) There shall be no adjustment of the Conversion Ratio in case of the issuance of any Ordinary Shares of the Company in a merger, reorganization, acquisition or other similar transaction except as set forth in paragraphs (g)(1) and (h) of this Section 3.

     (h) Merger Adjustments. In case of any capital reorganization or reclassification of outstanding Ordinary Shares (other than a reclassification covered by paragraph (g)(1) of this Section 3), or in case of any merger of the Company with or into another Person), or in case of any sale or conveyance to another corporation of all or substantially all of the assets or property of the Company (each of the foregoing being referred to as a "Transaction"), subject to Section 2(b) hereof, each $1,000 principal Face Amount of Notes held by such Holder shall thereafter be convertible into, in lieu of the Ordinary Shares issuable upon such conversion prior to consummation of such Transaction, the kind and amount of shares of stock and other securities and property receivable (including cash) upon the consummation of such Transaction by a Holder of that number of Ordinary Shares into which $1,000 principal Face Amount of Notes was convertible immediately prior to such Transaction; provided that if in connection with the Transaction a tender or exchange offer shall have been made and there shall have been acquired pursuant thereto more than 50% of the outstanding Ordinary Shares, each $1,000 principal Face Amount of Notes then outstanding shall thereafter be convertible into the kind and amount of shares of stock and other securities and property (including cash) receivable by a Holder of such Notes had the Holder thereof (i) immediately prior to such tender or exchange offer converted that portion of the $1,000 principal Face Amount of Notes equal to the percentage of shares of the then outstanding Ordinary Shares so purchased in the tender or exchange offer and accepted such offer and sold therein all of such Ordinary Shares obtained upon such conversion and (ii) converted the remaining portion of the $1,000 principal Face Amount of Notes into Ordinary Shares immediately prior to consummation of such Transaction. In any such case, if necessary, appropriate adjustment (as determined by the Board of Directors) shall be made in the application of the provisions set forth in this Section 3 with respect to rights and interests thereafter of the Holders of Notes to the end that the provisions set forth herein for the protection of the conversion rights of the Notes shall thereafter be applicable, as nearly as reasonably may be, to any such other shares of stock and other securities and property (other than cash) deliverable upon conversion of the Notes remaining outstanding (with such adjustments in the conversion price and number of shares issuable upon conversion and such other adjustments in the provisions hereof as the Board of Directors shall determine to be appropriate). In case securities or property other than Ordinary Shares shall be issuable or deliverable upon conversion as aforesaid, then all references in this Section 3 shall be deemed to apply, so far as appropriate and as nearly as may be, to such other securities or property.

          Notwithstanding anything contained herein to the contrary, the Company will not effect any Transaction unless, prior to the consummation thereof, the surviving Person (if not the Company) thereof shall assume the obligation to deliver to such Holder such cash, or other securities to which, in accordance with the foregoing provisions, such Holder is entitled.

     (i) Notice of Certain Events. In case at any time or from time to time the Company shall pay any dividend or make any other distribution to the holders of its Ordinary Shares, or shall offer for subscription pro rata to the holders of its Ordinary Shares any additional shares of stock of any class or any other right, or there shall be any capital reorganization or reclassification of the Ordinary Shares of the Company or merger of the Company with or into another corporation, or any sale or conveyance to another corporation of the property of the Company as an entirety or substantially as an entirety, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of said cases the Company shall give at least twenty days prior written notice (five days after the date of mailing of such notice shall be deemed to be the time of giving thereof) to the registered Holders of the Notes at the addresses of each as shown on the Note Transfer as of the date on which (i) the books of the Company shall close or a record shall be taken for such stock dividend, distribution or subscription rights or (ii) such reorganization, reclassification, merger, sale or conveyance, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Ordinary Shares of record shall participate in said dividend, distribution or subscription rights or shall be entitled to exchange their Ordinary Shares for securities or other property deliverable upon such reorganization, reclassification, merger, sale or conveyance or participate in such dissolution, liquidation or winding up, as the case may be.

     (j) Nominal Value. Before taking any action which would cause an adjustment reducing the Conversion Price below the then nominal value, if any, of the Ordinary Shares issuable upon conversion of the Notes, the Company will take all corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue Ordinary Shares at such adjusted Conversion Price.

     (k) Notice of Adjustments. Upon any adjustment of the Conversion Ratio then in effect and any increase or decrease in the number of Ordinary Shares issuable upon the operation of the conversion provisions set forth in Section 3 hereof, then, and in each such case, the Company shall promptly place in the Note Register and deliver to the transfer agent of the Ordinary Shares, if any, a certificate signed by the President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Ratio then in effect following such adjustment and the increased or decreased number of shares issuable upon the conversion set forth in Section 3 hereof. The Company shall also promptly after the making of such adjustment give written notice to the registered Holders of the Notes at the address of each Holder as shown on the Note Register, which notice shall state the Conversion Ratio then in effect, as adjusted, and the increased or decreased number of shares issuable upon the exercise of the right of conversion granted by Section 3 hereof, and shall set forth in reasonable detail the method of calculation of each and a brief statement of the facts requiring such adjustment. Where appropriate, such notice to Holders of the Notes may be given in advance and included as part of the notice required under the provisions of Section 3(i) hereof.

     (l) Further Actions. The Company will not, through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders of the Notes against impairment.

Section 4.   Subordination.
             -------------

     (a) Senior Debt. Anything in this Note to the contrary notwithstanding, the Company covenants and agrees, and Payee and, by its acceptance of this Note, any subsequent Holder of this Note likewise covenants and agrees, that the indebtedness evidenced by this Note and the payment of the principal of (and premium, if any) and interest on, and other obligations in respect of, this Note, to the extent and in the manner provided in the Note Purchase Agreement, are subordinate and subject in right of payment to the prior payment in full in cash of all Senior Debt.

     (b) Rights of Payee. Nothing in this Note is intended to or shall impair, as between the Company and Payee or any subsequent Holder, the obligation of the Company, which is unconditional and absolute, to pay to Payee or such subsequent Holder the principal of (and premium, if any) and interest on this Note as and when the same shall become due in accordance with its terms, or is intended to or shall affect the relative rights against the Company of Payee or such subsequent Holder and creditors of the Company other than the Holders of Senior Debt. The failure to make a payment on account of this Note by reason of any provision of this Section 4 shall not be construed as preventing the occurrence of an Event of Default, nor shall anything herein prevent Payee or any subsequent Holder from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject, however, to the rights under this Section 4 of the holders of the Senior Debt.

          (c) No Other Subordination. Except for the Senior Debt, the Notes shall not be subordinate to any Indebtedness of the Company or its Subsidiaries. The Notes are senior to all Indebtedness of the Company and its Subsidiaries other than the Senior Debt and the New Notes (as defined in Section 5(u) herein); provided, however, that the Company may incur Indebtedness (in addition to the New Notes) which are not subordinate to the Notes only if the proceeds of such additional notes are sufficient to, and are used to, fully redeem all of the outstanding Notes in accordance with the terms of the Notes.

Section 5.   Covenants.
             ---------

     (a) Payment. The Company shall duly and punctually pay the principal of (and premium, if any), and interest on, this Note in accordance with its terms.

     (b) Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other laws which would prohibit or forgive the Company from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of the Notes.

     (c) Liquidation. The Company shall not adopt any plan of liquidation which provides for, contemplates, or the effectuation of which is preceded by (i) the sale, lease, conveyance or other disposition of all or substantially all the assets of the Company otherwise than substantially as an entirety in accordance with paragraph 5(g) below and (ii) the distribution of all or substantially all the proceeds of such sale, lease, conveyance or other disposition and of the remaining assets of the Company to holders of Capital Stock of the Company, unless the Company shall in connection with the adoption of such plan make provision for, or agree that prior to making any liquidating distributions it will make provision for, the satisfaction of the Company's obligations hereunder as to the payment of principal, premium, if any, and interest.

     (d) Maintenance of Office or Agency. The Company shall maintain in McLean, Virginia an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company in respect of the Notes may be served. The Company shall give prompt written notice to the Holders of the location, and any change in the location, of such office or agency. The Company may also from time to time designate one or more other offices or agencies (in or outside McLean, Virginia) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the United States for such purposes. The Company shall give prompt written notice to the Holders of any such designation or rescission and of any change in the location of any such other office or agency.

     (e) Money for Security Payments to be Held in Trust; Payment. On or before each date on which payments are due on the Notes, the Company shall segregate and hold in trust for the benefit of the Holders entitled thereto a sum sufficient to make such payments when such payments are due, until such sums shall be paid to such Holders or otherwise disposed of as herein provided.

     (f) Eligibility to use Form F-3. The Company will do or cause to be done all things necessary to preserve and keep in full force and effect its eligibility to use Form F-3 for the registration of Ordinary Shares issuable upon conversion of the Notes pursuant to the terms of the Registration Rights Agreement, including any requirements of Form F-3 with respect to the incorporation by reference of any document or exhibit included in any other filing with the SEC.

     (g) Maintenance of Properties. The Company shall cause all properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this paragraph shall prevent the Company from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the reasonable, good faith judgment of the Company, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous to the Holders.

     (h) Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all Taxes levied or imposed upon the Company or any of its Subsidiaries or upon the income, profits or property of the Company or any of its Subsidiaries, and (ii) all lawful claims for labor, materials and supplies that, if unpaid, might by law become a Lien upon the property of the Company or any of its Subsidiaries; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such Tax amount, applicability or validity of which is being contested in good faith by appropriate proceedings.

     (i) Limitation on Indebtedness. (i) So long as 35% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes) remain outstanding and the Purchasers or their Permitted Transferees hold not less than 50% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes), without the consent of the Majority Holders, the Company and its Subsidiaries, on a consolidated basis, shall not create, incur, assume or directly or indirectly Guarantee or in any other manner become directly or indirectly liable for the payment of any Indebtedness except that the Company may issue, incur or permit to be outstanding Indebtedness in a maximum aggregate amount or availability not to exceed the greater of
(x) of $60 million (excluding the Notes) or (y) following the public release of the Company's audited consolidated financial statements for the year ended December 31, 2000, 1.5 times the Company's shareholders' equity as reflected in such audited consolidated financial statements (excluding from such calculation all intangible assets of the Company, including, by way of example only, all goodwill, capitalized program development costs, and capitalized research and development); provided, however, that if the Company relies upon the test in clause (y), prior to any borrowing in excess of $60 million, the Company shall provide the Purchasers a certificate executed by the Company's Chief Financial Officer and the Company's Chief Executive Officer certifying the correctness of such calculation; and provided further, that the Company and its Subsidiaries, on a consolidated basis, may incur up to $70 million (excluding the Notes) in Indebtedness to the extent that, for each dollar ($) of Indebtedness in excess of $60 million, the Company has a dollar of cash on hand or Cash Equivalents, and the Company provides the Purchasers a certificate executed by the Company's Chief Financial Officer and the Company's Chief Executive Officer certifying the calculation of Indebtedness, cash on hand and Cash Equivalents on a quarterly basis until the consolidated Indebtedness of the Company and its Subsidiaries is $60 million or less.

          (ii) So long as 35% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes) remain outstanding and the Purchasers or their Permitted Transferees hold not less than 50% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes), the Company shall not Guarantee any Indebtedness of its Subsidiaries if the incurrence of any such Guarantee would result in there being outstanding at any time more than $2.5 million in Guarantees of Indebtedness of the Company's Subsidiaries.

     (j) Limitation on Related Party Transactions. So long as 35% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes) remain outstanding and the Purchasers or their Permitted Transferees hold not less than 50% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes), without the consent of the Majority Holders, the Company shall not, and shall not permit any of its Subsidiaries to, enter into or be a party to any transaction (or series of transactions) with any Related Party, including loans, which involve payments of $100,000 or more individually in one year or $500,000 or more in the aggregate in any one year, except (i) as may be provided by currently existing written Contracts disclosed in writing to the Purchasers prior to the Original Issue Date, (ii) on terms no less favorable to the Company than terms available from an unrelated third party and approved by the vote of a special committee of the independent directors of the Company or (iii) annual salary and bonuses for officers of the Company, and stock options or other incentive compensation pursuant to existing Company benefit plans, in each case as approved by the Board of Directors.

     (k) Limitation on Dividends; Stock Purchases. So long as 35% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes) remain outstanding and the Purchasers or their Permitted Transferees hold not less than 50% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes), without the consent of the Majority Holders, the Company shall not declare any dividends on any shares of its Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, exchange or other acquisition of any shares of its Capital Stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash, securities, property or in obligations of the Company or any of its Subsidiaries. The Company shall not purchase, redeem or otherwise acquire any shares of its Capital Stock.

     (l) No Speculative Transactions. The Company shall not, and shall not permit any of its Subsidiaries to, engage in any transaction involving commodity options, futures contracts or similar transactions, except for hedging transactions carried out in the ordinary course of business consistent with past practice.

     (m) Line of Business. So long as 35% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes) remain outstanding and the Purchasers or their Permitted Transferees hold not less than 50% of the aggregate principal Face Amount of the Notes (excluding the Additional Notes), the Company shall not, and shall not permit any of its Subsidiaries to, engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from e-learning and training services or VSAT satellite business in which the Company and its Subsidiaries are engaged on the Original Issue Date.

     (n) Financial Statements and Information. The Company shall furnish to each Holder of a Note:

          (i) as soon as practicable after the end of each fiscal year of the Company, and in any event within ninety (90) days thereafter, audited consolidated financial statements (including a balance sheet, statement of income and statement of cash flow) of the Company and its Subsidiaries, prepared in accordance with Israeli GAAP (with proper reconciliation to GAAP) and certified by a firm of independent public accountants associated with one of the "big five" accounting firms;

          (ii) within forty-five (45) days after the end of each quarter, a consolidated balance sheet of the Company and its Subsidiaries and the related consolidated statements of income and cash flows, unaudited but prepared in accordance with Israeli GAAP (with proper reconciliation to GAAP) and certified by the Chief Financial Officer of the Company; such consolidated balance sheet to be as of the end of such quarter and such consolidated statements of income and cash flows to be as of the end of such quarter and for the period from the beginning of the fiscal year to the end of such quarter, in each case with comparative statements for the prior fiscal year;

          (iii) concurrently with any filing with the SEC or equivalent Israeli governmental entity, all reports, proxy materials, registration statements and filings made pursuant to the Exchange Act or other applicable securities laws;

          (iv) promptly after becoming aware of (A) the existence of a Default or Event of Default, (B) any default or event of default under any Indebtedness of the Company or any of its Subsidiaries, (C) any Litigation or proceeding affecting the Company or any of its Subsidiaries in which the amount claimed is in excess of $1,000,000 or in which injunctive relief is sought which if obtained could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (D) any change that has or could reasonably be expected to have a Material Adverse Effect, a certificate from the Chief Financial Officer of the Company specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; and

          (v) such other information, including financial statements and computations, relating to the performance of the provisions of this Note and the affairs of the Company and any of its Subsidiaries as each Holder may from time to time reasonably request.

     (o) Compliance with Laws. The Company shall, and shall cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, and shall obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, including, without limitation, licenses required to be issued by the Israeli Ministry of Communications or under the Israeli Telecommunications Law. The Company shall timely file all proxy statements, reports and other documents required to be filed by it under the Exchange Act, the rules and regulations of the Nasdaq National Market or under Israeli securities laws, and such statements, reports and other documents shall be in compliance in all material respects with the requirements of its respective report form and shall not on the date of filing contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (p) Proceeds. The proceeds of the sale of the Notes to the Purchasers shall be used to fund the expansion of the Company's business through internal growth and to repay acquisition Indebtedness existing as of the Original Issue Date.

     (q) Rights of Majority Holders to Designate Directors; Board Composition. (i) After the Original Issue Date, the Majority Holders shall be entitled to designate a non-voting observer to attend and participate in (but not to vote at) all meetings of the Board of Directors (the "Non-Voting Observer"). The Non-Voting Observer shall have the same access to information concerning the business and operations of the Company and at the same time as directors of the Company and shall be entitled to participate in discussions and to consult with the Board of Directors without voting, and the Board of Directors shall give due consideration to the advice and recommendations of such Non-Voting Observer.

          (ii) Promptly after the Original Issue Date, the Company shall use its best efforts to convene a meeting of the shareholders of the Company and recommend to the stockholders an increase in the size of the Board of Directors to 10 (the "Board Increase"). In the event the Board Increase is approved, at the meeting held for approval of such increase, the Company shall use its best efforts to cause the Non-Voting Observer (or any such individual so designated pursuant to this paragraph from time to time, a "Purchaser Designee") to be nominated to the Board of Directors and shall recommend to the stockholders the election of such Purchaser Designee as director. In the event that any vacancy arises on the Board of Directors prior to the Board Increase, the Company shall use its best efforts to cause the Purchaser Designee to be nominated to the Board of Directors and recommend to the Board of Directors the appointment of such Purchaser Designee as a director. After the Purchaser Designee becomes a director, as long as 35% or more of the aggregate principal Face Amount of the Notes (excluding any Additional Notes) remain outstanding and the Purchasers or their Permitted Transferees hold at least 50% of the aggregate principal Face Amount of the Notes (excluding any Additional Notes), the Company, in connection with any annual meeting of stockholders at which directors are to be elected or the term of a Purchaser Designee is to expire, will use its best efforts to cause such Purchaser Designee to be elected to the Board of Directors including, without limitation, inclusion of such Purchaser Designee on the slate of directors submitted by the Company to the stockholders for appointment or election. In the event of any vacancy arising by reason of the resignation, death, removal or inability to serve of any Purchaser Designee, the Majority Holders shall be entitled to designate a successor to fill such vacancy for the unexpired term (and, thereafter, such successor shall be deemed a Purchaser Designee for all purposes of this paragraph). If a designee of the Holders of the Notes is no longer a member of the Company's Board of Directors pursuant to the terms of this clause (ii), the Majority Holders' right to have a Non-Voting Observer pursuant to paragraph (q)(i) hereof shall be reinstated.

     (r) Board and Committee Notice Requirement. In addition to any requirements specified in the charter documents of the Company, the Company shall notify each Purchaser Designee and the Non-Voting Observer, by telecopy, of every meeting (or action by written consent) of the Board of Directors and of any committee of the Board of Directors, at least seven Business Days in advance of such meeting (or distribution of written consents), or, if such notice under the circumstances is not practicable, as soon before the meeting (or distribution) as is practicable.

     (s) Indemnification. The Non-Voting Observer shall be entitled to indemnification from the Company to the maximum extent permitted by law as though he or she were a director of the Company.

     (t) Limitation of Agreements. The Company shall not, and shall not permit any Subsidiaries to, enter into any contract or agreement, or any amendment, modification, extension or supplement to any of its existing Contracts, agreements or the charter documents of the Company, that prohibits the Company from honoring and observing its obligations under the Transaction Documents.

     (u) New Notes. Subject to Section 5(i) hereof, the Company may issue or incur additional convertible debt that ranks pari passu to the Notes (the "New Notes"); provided, however, that the indebtedness under such New Notes is issued or incurred prior to the 30 day anniversary of the Original Issue Date and in the aggregate does not exceed $25 million. Such New Notes may not contain or be issued on terms more favorable to the purchasers thereof than the terms of the Notes, the determination of which shall be made by the Purchaser following the delivery to the Purchasers of the final proposed terms of such New Noes and the Purchasers' approval thereof.

     (v) Analysts' Reports. Any report issued to market analysts by the Company or any of its Subsidiaries shall be accurate and complete. The Company shall provide a copy of any such report to the Purchasers concurrently with any delivery to market analysts.

Section 6.   Default and Remedies.
             --------------------

     (a) Events of Default. An "Event of Default" occurs if:

          (1) the Company defaults in the payment of interest on any Note when the same becomes due and payable and the default continues for a period of 10 calendar days;

          (2) the Company defaults in the payment of the principal (or premium, if any) of any Note when the same becomes due and payable at Maturity;

          (3) the Company (or any of its Subsidiaries) fails to pay, when due, principal of or interest on any Senior Debt or any other Indebtedness or is in default under any material term of such Senior Debt or any other Indebtedness, and as a result thereof such Senior Debt or other indebtedness becomes due prior to its stated maturity; provided, however, that an Event of Default under this Section 6(a)(3) shall not exist in respect of Indebtedness other than Senior Debt unless such default relates to Indebtedness in the aggregate of in excess of $1,000,000 and unless such acceleration remains in effect and unrescinded and undischarged and is not annulled for a period of 30 consecutive days;

          (4) the Company breaches or fails to comply with any of its covenants and agreements contained in the Notes and the default continues for the period and after the notice specified below in this Section 6(a) (a "Section 6(a)(4) Default");

          (5) the Company breaches or fails to comply with any of its representations, warranties, agreements or covenants contained in the Note Purchase Agreement or the Registration Rights Agreement;

          (6) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Company (or any of its Subsidiaries), or of a substantial part of the respective property or assets of the Company (or any of its Subsidiaries) under any bankruptcy law, as now constituted or hereafter amended, (ii) the appointment of a Custodian for the Company (or any of its Subsidiaries) or for a substantial part of the respective property or assets of the Company (or any of its Subsidiaries) or (iii) the winding-up or liquidation of the Company (or any of its Subsidiaries); and such proceeding or petition shall continue undismissed and unstayed for 90 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (7) the Company (or any of its Subsidiaries) shall (i) voluntarily commence any proceeding or file any petition seeking relief under any bankruptcy law as now constituted or hereafter amended, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (6) above, (iii) apply for or consent to the appointment of a Custodian for the Company (or any of its Subsidiaries) or for a substantial part of the respective property or assets of the Company (or any of its Subsidiaries), (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, or (v) make a general assignment for the benefit of creditors;

          (8) a final, non-appealable judgment which, together with other outstanding final, non-appealable judgments against the Company (and any of its Subsidiaries), exceeds $1,000,000 in the aggregate shall be entered against the Company (and/or any of its Subsidiaries) and within 90 days after entry thereof such judgment shall not have been discharged or execution thereof stayed or, within 90 days after the expiration of any such stay, such judgment shall not have been discharged; or

          (9) if the Purchaser Designee is not elected or appointed to the Board of Directors at the first Company shareholders' meeting after the Original Issue Date (and in any event, by December 31, 2000), or if at any time after such election or appointment, such Purchaser Designee is not reappointed or reelected, other than because 35% or more of the aggregate principal Face Amount of the Notes (excluding any Additional Notes) is not outstanding or the Purchasers or their Permitted Transferees do not hold at least 50% of the aggregate principal Face Amount of the Notes (excluding any Additional Notes).

          A Section 6(a)(4) Default is not an Event of Default until the Majority Holders notify the Company of such Default, and the Company does not cure the Default within 30 days after receipt of such notice. Any such notice given pursuant to this Section 6 must specify the Default, demand that it be remedied and state that the notice is a "Notice of Default."

     (b) Acceleration. Subject to the provisions of Section 4 hereof, if an Event of Default (other than an Event of Default specified in Section 6(a)(6) or (7)) occurs and is continuing, the Majority Holders may, by notice to the Company declare all unpaid principal of and accrued interest to the date of acceleration on the Notes then outstanding (if not then due and payable) to be due and payable and upon any such declaration, the same shall become and be due and payable five Business Days after notice thereof; provided, however, that if all the Events of Default specified in such notice shall have been cured or waived or otherwise cease to exist during such five Business Day period, such acceleration and the consequences which arose as a result thereof shall automatically be rescinded. If an Event of Default specified in Section 6(a)(6) or (7) with respect to the Company (or any of its Subsidiaries) occurs, all unpaid principal and accrued interest on the Notes then outstanding shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Company or any Note Holder. Without limiting the foregoing, the Majority Holders by notice to the Company may rescind an acceleration and its consequences.

     (c) Other Remedies. If an Event of Default occurs and is continuing, the Note Holders may, subject to the provisions of Section 4 and Sections 6(b) and 6(d), pursue any available remedy at law or in equity to collect the payment of the principal of or interest on the Notes or to enforce the performance of any provision of the Notes. A delay or omission by any Note Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. No remedy is exclusive of any other remedy. All available remedies are cumulative to the extent permitted by law.

     (d) Waiver of Defaults and Events of Default. Subject to Sections 9(a) and 9(b), the Majority Holders by notice to the Company may waive an existing Default or Event of Default and its consequences. When a Default or Event of Default is waived, it is cured and ceases to exist for all purposes of the Notes.

Section 7.   Definitions.
             -----------

          For the purposes of this Note, the following terms shall have the meanings indicated:

          "$" shall mean United States dollars.

          "Adjustment Period" means a period of the consecutive thirty Trading Days ending on the Trading Day immediately preceding the date as of which the Fair Market Value of a security is to be determined.

          "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under the direct or indirect common control with such specified Person, provided, however, that none of the Purchasers shall be deemed an Affiliate of the Company for purposes hereof. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or by agreement or otherwise. For the purposes of this Note, Affiliates of Shamrock Holdings of California, Inc. shall include (i) any entity which 50% or more of its voting or equity securities are owned, directly or indirectly, by Shamrock Holdings, Inc. or Shamrock Holdings of California, Inc., any executive officers of Shamrock Holdings, Inc. or Shamrock Holdings of California, Inc. and/or any member of the Roy E. Disney family (or any trust for his/her benefit) and (ii) any entity in which Shamrock Holdings Inc. or Shamrock Holdings of California or any of the foregoing referenced in (i) serves as a general partner or manager.

          "Business Day" means any day other than Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

          "Capital Stock" shall mean, in the case of the Company, any and all shares (however designated) of the capital stock of the Company now or hereafter outstanding.

          "Capitalized Lease" shall mean, with respect to any Person, any lease or any other agreement for the use of property which, in accordance with GAAP, should be capitalized on the lessee's or user's balance sheet.

          "Capitalized Lease Obligation" of any Person shall mean and include, as of any date as of which the amount thereof is to be determined, the amount of the Liability capitalized or disclosed (or which should be disclosed) in a balance sheet of such Person in respect of a Capitalized Lease of such Person.

          "Cash Equivalents" shall mean (i) marketable direct obligations issued or unconditionally guaranteed by the government of the United States of America or the State of Israel or issued by any agency of the government of the United States of America or the State of Israel and backed by the full faith and credit of the United States of America or the State of Israel, in each case maturing within one (1) year from the date of acquisition thereof; (ii) marketable direct obligations issued by any State of the United States of America or any political subdivision of any such State or any public instrumentality thereof maturing within one (1) year from the date of acquisition thereof and, at the time of acquisition, having not less than the second highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than ninety days from the date of the creation thereof and, at the time of acquisition, having not less than the second highest rating obtainable from either Standard & Poor's Corporation or Moody's Investors Service, Inc; (iv) certificates of deposit, repurchase agreements, or bankers' acceptances maturing within one (1) year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any State thereof or the District of Columbia or the State of Israel which has combined capital and surplus of not less than Five Hundred Million Dollars ($500,000,000); (v) money market funds organized under the laws of the Unites States of America or any State thereof that invest not less than seventy-five (75) percent of their funds in any of the Cash Equivalents described in clauses (i), (ii), (iii), and
(iv) above; and (vi) New Israeli shekel deposits.

          "Consolidated" or "consolidated," when used with reference to any financial term herein, shall mean the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to earnings, after eliminating the portion of earnings properly attributable to minority interests, if any, in the Capital Stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person.

          "Contracts" shall mean all agreements, contracts, leases, purchase orders, arrangements, commitments and licenses to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.

          "Credit Agreements" shall mean the Company's secured bank credit facilities with an affiliate of First International Bank of Israel Ltd., Bank Leumi Le Israel B.M., First International Bank of Israel Ltd., Bank Leumi Le Israel B.M., Bank Ha'mizrachi B.M., Bank Discount Le'israel B.M. or Bank Hapoalim B.M., existing on the Original Issue Date, which are either fully secured or which prohibit the Company and its Subsidiaries from pledging all of their assets (or all of their assets other than those assets secured under any other Credit Agreement) to secure any obligations of the Company or its Subsidiaries.

          "Current Market Price," when used with reference to Ordinary Shares or other securities on any date, means the weighted average price per Ordinary Share or such other securities on such date and, when used with reference to Ordinary Shares or other securities for any period shall mean the weighted average of the daily (per Trading Day) prices per Ordinary Share or such other securities for such period on the Nasdaq National Market or, if the Ordinary Shares or such other securities are not listed or admitted to trading on the Nasdaq National Market, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Ordinary Shares or such other securities are listed or admitted to trading. If the Ordinary Shares are not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or such other system then in use, or, if on any such date the Ordinary Shares or such other securities are not quoted by any such organization, the average of the closing bid and asked prices furnished by a professional market maker making a market in the Ordinary Shares or such other securities selected by the Board of Directors of the Company. If the Ordinary Shares or such other securities are not publicly held or so listed or publicly traded, "Current Market Price" shall mean the greater of (i) the Conversion Price or (ii) the Fair Market Value per Ordinary Share or of such other securities as determined in good faith by the Board of Directors of the Company.

          "Custodian" means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any bankruptcy law.

          "Default" means any event that is, or after notice or passage of time, or both, would be an Event of Default.

          "Event of Default" means any of the events set forth in Section
6.

          "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time. Reference to a particular section of the Securities Exchange Act of 1934, as amended, shall include reference to the comparable section, if any, of any such successor federal statute.

          "Face Amount" for each Note shall mean the principal amount at Stated Maturity of such Note as indicated on the face of such Note.

          "Fair Market Value" means, as to Ordinary Shares or any other class of Capital Stock or securities of the Company or any other issue which are publicly traded, the average of the Current Market Prices of such shares or securities for each day of the Adjustment Period. The "Fair Market Value" of any security which is not publicly traded or of any other property shall mean the fair value thereof, as determined in good faith by the Board of Directors of the Company or any committee thereof.

          "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

          "Guaranty" or "Guarantee" by any Person shall mean all obligations (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) of any Person guaranteeing, or in effect guaranteeing, any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, all obligations incurred through an agreement, contingent or otherwise, by such
Person: (i) to purchase such Indebtedness or obligation or any property or assets constituting security therefor, (ii) to advance or supply funds (x) for the purchase or payment of such Indebtedness or obligation, (y) to maintain working capital or other balance sheet condition or (z) otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation, (iii) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or obligation, or (iv) otherwise to assure the owner of the Indebtedness or obligation of the primary obligor against loss in respect thereof. For the purposes of any computations made under this Note, a Guarantee in respect of any Indebtedness for borrowed money shall be deemed to be Indebtedness equal to the outstanding amount of the Indebtedness for borrowed money that has been guaranteed, and a Guarantee in respect of any other Liability or any dividend shall be deemed to be Indebtedness equal to the maximum aggregate amount of such Liability or dividend.

          "Holder" shall mean, at any time of reference, a Person in whose name a Note is registered in the Note Register at such time.

          "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indebtedness" shall mean, with respect to the Company, (i) all obligations of the Company and its Subsidiaries for borrowed money, or with respect to deposits or advances of any kind, (ii) all obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of the Company and its Subsidiaries under conditional sale or other title retention agreements relating to property purchased by such the Company or its Subsidiaries,
(iv) all obligations of the Company and its Subsidiaries issued or assumed as the deferred purchase price of property or services (other than accounts payable to suppliers and similar accrued Liabilities incurred in the ordinary course of business and paid in a manner consistent with industry practice), (v) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien or security interest on property owned or acquired by the Company or its Subsidiaries whether or not the obligations secured thereby have been assumed, (vi) all Capitalized Lease Obligations of the Company and its Subsidiaries, (vii) all Guarantees of the Company and its Subsidiaries, (viii) all obligations (including, but not limited to, reimbursement obligations) relating to the issuance of letters of credit for the account of the Company and its Subsidiaries, (ix) all obligations arising out of foreign exchange contracts, and (x) all obligations arising out of interest rate and currency swap agreements, cap, floor and collar agreements, interest rate insurance, currency spot and forward contracts and other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates.

          "Israeli GAAP" shall mean Israeli generally accepted accounting principles, consistently applied.

          "Liability" shall mean any debt, liability or obligation, whether known or unknown, asserted or unasserted, accrued, absolute, contingent or otherwise, whether due or to become due.

          "Lien" shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

          "Litigation" shall mean any claim, demand, notice, action, suit, proceeding, arbitration, investigation, civil, criminal or administrative action, audit, inquiry or hearing by or before any governmental entity or private arbitration tribunal.

          "Majority Holders" means the Holders of a majority of the then outstanding principal Face Amount of Notes, excluding Additional Notes.

          "Material Adverse Effect" shall mean a material adverse effect on
(a) the properties, business, operations, earnings, assets, Liabilities or the condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, whether or not in the ordinary course of business, (b) the ability of the Company or any of its Subsidiaries to perform its obligations under any of the Transaction Documents to which it is a party,
(c) the validity or enforceability of any of the Transaction Documents, (d) the rights, remedies, powers and privileges of the Holders under any of the Transaction Documents or (e) the timely payment or performance of the Obligations.

          "Obligations" shall mean any and all obligations of the Company or any of its Subsidiaries at any time and from time to time for the performance of its agreements, covenants and undertakings under or in respect of the Transaction Documents to which the Company or such Subsidiary is a party.

          "Ordinary Shares" means the Company's ordinary shares NIS 0.01 nominal value per share.

          "Outstanding" or "outstanding" shall mean, when used with reference to the Notes at a particular time, all Notes, except (i) Notes theretofore reported as lost, stolen, damaged or destroyed, or surrendered for transfer, exchange or replacement, in respect to which replacement Notes have been issued, (ii) Notes theretofore paid in full, and (iii) Notes theretofore canceled by the Company.

          "Permitted Transferee" shall mean (i) any Affiliate of Shamrock Holdings of California, Inc. and (ii) Private Equity Holding, A.G. ("PEH") and any entity which controls, is controlled by or under common control with, PEH.

          "Person" shall mean any individual, firm, corporation, limited liability company, partnership, company or other entity, and shall include any successor (by merger or otherwise) of such entity.

          "Registration Rights Agreement" means the Registration Rights Agreement of even date herewith, between the Company and the Purchasers with respect to the Notes.

          "Related Parties" shall mean Affiliates of the Company or any of its Subsidiaries and directors or officers of the Company or any of its Subsidiaries (including any family members of such directors and officers).

          "Replacement Facility" means any credit agreements with a banking institution evidencing any amendment, extension, renewal, refunding or refinancing of the Credit Agreements.

          "SEC" shall mean the United States Securities and Exchange
Commission.

          "Senior Debt" means the following, whether outstanding on Original Issue Date or hereafter created, incurred or assumed by the
Company:

          (a) the principal of, the premium and interest on, all loans, letters of credit, bankers' acceptances and other extensions of credit under the Credit Agreements, all commitment, facility and other fees payable under the Credit Agreements, and all expenses, reimbursements, indemnities and other amounts payable by the Company under the Credit Agreements;

          (b) any Replacement Facility, provided that such Indebtedness (i) shall be incurred in compliance with the terms hereof, (ii) shall be secured or prohibit the Company and its Subsidiaries from pledging all of their assets to secure any obligations of the Company or its Subsidiaries,
(iii) is in one tranche (which can have both a revolving component and a term component) and (iv) all lenders under such Replacement Facility shall be equally and ratably secured or the negative pledge covenant shall be for the benefit of all such lenders; and

          (c) all interest accrued or accruing on any obligation described in clauses (a) or (b) above after the commencement of any insolvency, bankruptcy, or receivership case or proceeding in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such case or proceeding.

     Notwithstanding the foregoing, "Senior Debt" shall not include any Indebtedness which is not secured in whole or which allows the Company and its Subsidiaries to pledge any of their assets to secure any obligations of the Company or its Subsidiaries.

          "Subsidiary" means, with respect to any Person, (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) any other Person (other than a corporation), including, without limitation, a joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has at least majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Persons performing similar functions), (iii) the management of which is otherwise controlled, directly or indirectly, by such Person or (iv) any other Person required to be consolidated with such Person in accordance with GAAP. For purposes of this definition (and for the determination of whether or not a Subsidiary is a wholly owned Subsidiary of a Person), any directors' qualifying shares or investment by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

          "Tax" and "Taxes" shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, value added, license, excise, franchise, capital, net worth, estimated, withholding, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, inventory, asset, gains, transfer or excise tax, or any other tax, levy, custom, duty, impost, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalty or additions to tax, imposed by any governmental entity and, including, without limitation, any Taxes of another Person owing under a contract, as transferee or successor, under Treas. Reg. ss. 1.1502-6 or analogous state, local or foreign law, or otherwise.

          "Trading Day" means a day on which the principal national securities exchange on which the Ordinary Shares are listed or admitted to trading is open for the transaction of business or, if the Ordinary Shares are not listed or admitted to trading on any national securities exchange, a Business Day.

          "Transaction Documents" shall mean this Note, the Note Purchase Agreement and the Registration Rights Agreement.

OTHER DEFINITIONS                                  DEFINED IN SECTION
-----------------                                  ------------------

"Accrued Interest"                                        1(b)
"Additional Interest"                                     1(c)
"Additional Notes"                                        1(b)
"Asset Sale"                                              2(b)
"Board Increase"                                          5(q)
"Board of Directors"                                      1(b)
"Cash Payment Date"                                       1(b)
"Change in Control Put"                                   2(b)
"Company"                                                 Preamble
"Conversion Price"                                        3(a)
"Conversion Ratio"                                        3(a)
"Convertible Securities"                                  3(g)(2)
"Determination Date"                                      3(g)(2)
"Extraordinary Transaction"                               2(b)
"Interest Payment Date"                                   1(a)
"Interest Rate"                                           1(a)
"Mandatory Redemption Price"                              2(b)
"Maturity"                                                1(a)
"New Notes"                                               5(u)
"Non-Voting Observer"                                     5(q)
"Note"                                                    Preamble
"Note Purchase Agreement"                                 Preamble
"Notes"                                                   Preamble
"Notice of Default"                                       6(a)(8)
"Original Issue Date"                                     Preamble
"Optional Redemption Price"                               2(a)
"Payee"                                                   Preamble
"Purchaser Designee"                                      5(q)
"Purchasers"                                              Preamble
"Redemption Price"                                        2(e)
"Section 6(a)(4) Default"                                 6(a)(4)
"Stated Maturity Date"                                    Preamble
"Transaction"                                             3(h)

Section 8. Transfer. Subject to this Section 8, the Holders may freely assign their rights under all or any portion of the Notes to any other Person, and the Company acknowledges that the Purchasers currently contemplate the assignment of all or a portion of the Notes to one or more of the Purchasers' Permitted Transferees; provided, however that the Purchasers shall not knowingly assign their rights under any this Note to any entity primarily engaged in e-learning and training services or VSAT satellite business without the prior written consent of the Board of Directors. Any such transferee shall be deemed a Purchaser for all purposes of the Transaction Documents.

Section 9.   Amendments, Supplements and Waivers.
             -----------------------------------

     (a) Amendments, etc. Except as provided below in Section 9(b), the Company and the Majority Holders may amend, modify or supplement the Notes. The Majority Holders may waive compliance in a particular instance by the Company with any provision of the Notes without notice to any other Note Holder, except as provided below in Section 9(b).

     (b) Consent of All Holders. Subject to Section 9(c), without the consent of each Note Holder affected, no amendment, modification, supplement or waiver pursuant to this Section 9(b) or Section 6(d), may:

          (1) reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver under this Section 9;

          (2) reduce the rate of or change the time for payment of premium or interest on any Note;

          (3) reduce the principal of or change the Stated Maturity Date of any Note or alter the redemption provisions in Section 2 hereof in any manner materially adverse to the Holder;

          (4) make any changes in Section 6(d) or this Section 9(b);

          (5) modify the provisions of Section 3, Section 4 or Section 7 hereof in a manner adverse to the Holders;

          (6) make any Note payable in a form or currency other than U.S. dollars; or

          (7) make any change that adversely affects the right to convert the Notes.


     (c) Revocation and Effect of Consents. Until an amendment, modification, supplement or waiver becomes effective, a consent to it by a Holder is a continuing consent by the Holder and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder's Note, even if notation of the consent is not made on any Note. However, any such Holder or subsequent Holder may revoke the consent as to his Note or portion of a Note if the Company receives the notice of revocation before the date the amendment, modification, supplement or waiver becomes effective.

          After an amendment, modification, supplement or waiver becomes effective, whether or not any notation of any such change is made on any Note, it shall bind every Note Holder, unless it makes a change described in any of clauses (1) through (6) of Section 9(b). In that case the amendment, modification, supplement or waiver shall bind each Holder of a Note who has consented to it and every subsequent Holder's Note.

     (d) Notation on or Exchange of Notes. If an amendment, modification, supplement or waiver changes the terms of a Note, the Company may require the Holder to deliver it to the Company in order that appropriate notation about the changed terms of the Note may be placed on the Note. After any appropriate notation is made, the Company will return it to the Holder. Alternatively, if the Company so determines, the Company in exchange for the Note shall issue a new Note that reflects the changed terms.

Section 10.   Miscellaneous
              -------------

     (a) Governing Law. thIS NOTE shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of NEW YORK EXCluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.

     (b) Submission to Jurisdiction. If any Litigation shall be brought by either the Holder or the Company which arises out of or is related in any manner to this Note, the Holder and the Company hereby consent and submit to the jurisdiction of the state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the Original Issue Date. Notwithstanding the foregoing sentence, a court sitting in Israel may exercise jurisdiction solely in connection with the enforcement of any judgment rendered by such federal or state court in the area comprising the Southern District of New York. Each of the Holder and the Company hereby irrevocably waive any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such Litigation in such jurisdiction.

     (c) Service of Process. Nothing herein shall affect the right of either the Holder or the Company to serve process in any other manner permitted by applicable law or to commence legal proceedings or otherwise proceed against the Holder or the Company, as the case may be, in any other jurisdiction.

     (d) Waiver of Jury Trial. The Company hereby waives any right it may have to a trial by jury in respect of any action, proceeding or litigation directly or indirectly arising out of, under or in connection with, THIS NOTE.

     (e) Successors and Assigns. All covenants and agreements contained herein shall bind and inure to the benefit of the Holder of this Note and its respective successors and assigns.

     (f) Severability. If any term, provision, covenant or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Note shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

     (g) Registration, Registration of Transfer and Exchange. The Company shall cause to be kept at its principal executive offices a register in which the Company shall provide for the registration of Notes and of transfers of Notes. Upon surrender for registration of transfer of any Note at such office, the Company shall execute and deliver, in the name of the designated transference or transferees, one or more new Notes of any authorized denomination or denominations, of like tenor and aggregate principal Face Amount. At the option of the Holder, Notes may be exchanged for other Notes of any denomination in integral multiples of $1,000,000, of like aggregate principal Face Amount, upon surrender of the Notes to be exchanged at such offices; provided, however, that all of the Additional Notes and $1,000,000 of the principal Face Amount of the Notes (excluding the Additional Notes) may be issued in integral multiples of less than $1,000,000. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive. All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company evidencing the same debt, and entitled to the same benefits as the Notes surrendered upon such registration of transfer or exchange. Every Note presented or surrendered for registration of transfer or for exchange shall (if so required be the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed, by the Holder thereof or his attorney-in-fact duly authorized in writing. No service charge shall be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any Tax or other governmental charge that may be imposed in connection with any transfer, registration of transfer or exchange of Notes. Any transfer of Notes is subject to compliance with the legend appearing on the face hereof.

     (h) Lost, Destroyed or Wrongfully Taken Notes. If a mutilated Note is surrendered to the Company or if the Holder of a Note claims that such Note has been lost, destroyed or wrongfully taken, then, in the absence of notice to the Company that such Note has been acquired by a bona fide purchaser, the Company shall issue a replacement Note to the original Holder of such mutilated, lost, destroyed or wrongfully taken Note. If requested by the Company, as a condition to the issue of a replacement Note, such Holder shall furnish an indemnity bond sufficient in the judgment of the Company to protect the Company from any loss which it may suffer if a Note is replaced. Every replacement Note is an additional obligation of the Company. If a Note is replaced as provided above, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser.

     (i) Persons Deemed Owners. The registered Holder of a Note may be treated as the owner of it for all purposes.

     (j) Notices. All notices, consents, requests, instructions, approvals, financial statements, reports and other communications provided for herein shall be deemed given, if in writing and delivered personally, by telecopy or sent by registered mail, postage prepaid, if to:

         If to the Company:


         Gilat Communications Ltd.
         21/D Yaga Kapaim Street
         P.O. Box 3675
         Petach-Tikva, Israel
         Telephone:   (972-3) 925-5000
         Facsimile:   (972-3) 925-5123
         Attention:   Chief Financial Officer

         With a copy to:

         Kleinhendler & Halevy, Law Offices
         30 Kalisher Street, 6th Floor
         Tel Aviv, Israel 55257
         Telephone:   (972-3) 510-7575
         Facsimile:   (972-3) 510-7528
         Attention:   Gene Kleinhendler, Adv.

         and to:

         Arnold & Porter
         399 Park Avenue

         New York, New York  10022
         Telephone:   (212) 715-1000
         Facsimile:   (212) 715-1399
         Attention:   Steven G. Tepper, Esq.


         If to a Note Holder, at the address shown on the Note Register, which shall initially be:

                      Shamrock Holdings of California, Inc.
                      4444 Lakeside Drive
                      Burbank, California  91505
                      Telephone:   (818) 845-4444
                      Facsimile:   (818) 842-3142
                      Attention:   Robert G. Moskowitz

          With copies to:

                      Fried, Frank, Harris, Shriver & Jacobson
                      350 S. Grand Ave., Suite 3200
                      Los Angeles, California  90071
                      Telephone:   (213) 473-2000
                      Facsimile:   (213) 473-2222
                      Attention:   David K. Robbins, Esq.

or to such other address or telecopy number as either the Company or any Note Holder may, from time to time, designate in a written notice given in a like manner.

     (k) Further Assurances. At any time or from time to time upon the request of the Majority Holders, the Company shall execute and deliver such further documents and do such other acts and things as such Holders may reasonably request in order to effect fully the purposes of the Notes, and to provide for payment of the loans made hereunder with interest thereon in accordance with the terms of the Notes.

     (l) Headings. The headings herein are for convenience only, do not constitute a part of this Note, and shall not be deemed to limit or affect any of the provisions hereof.

     (m) Specific Enforcement. The Holder and the Company acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Note were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Holder shall be entitled to an injunction to prevent breaches of the provisions of this Note and to enforce specifically the terms and provisions hereof in any court of the United States or any state thereof having jurisdiction, this being in addition to any other remedy to which the Holder may be entitled at law or equity.

     (n) Expenses. The Company agrees to pay to the Holder all reasonable costs and expenses incurred by such Holder relating to any future amendment or supplement to the Note (or any proposal by the Company for such amendment or supplement) whether or not consummated or any waiver or consent with respect thereto (or any proposal for such waiver or consent) whether or not consummated, and all costs and expenses of such Holder relating to the enforcement of any of the Transaction Documents.

     (o) Payment. The Company shall make all payments under this Note on the date due. Any payment of any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day. If the date for payment is extended to the next succeeding Business Day by reason of the preceding sentence, the period of such extension will be included in the computation of the interest payable on such next succeeding Business Day.

          IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the date written above.

                                              GILAT COMMUNICATIONS LTD.



                                              By:
                                                 ----------------------------
                                                   Name:
                                                   Title: